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                                                                      EXHIBIT 3


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

     DEVON ENERGY CORPORATION, an Oklahoma corporation (the "Corporation"), hereby certifies:

     FIRST. The Corporation's board of directors, by unanimous written consent, filed with the minutes of the board, duly adopted resolutions setting forth a proposed amendment of the Certificate of Incorporation declaring the amendment advisable and called a meeting of the shareholders to consider such amendment. The first paragraph of Article Fourth of the Corporation's Certificate of Incorporation is proposed to be amended to read in its entirety as follows:

        The total number of shares of capital stock which the corporation shall have authority to issue is 403,000,000 shares, consisting of 3,000,000 shares of Preferred Stock, par value $1.00 per share; 400,000,000 shares of Common Stock, par value $.10 per share. The preferences, qualifications, limitations, restrictions and the special or relative rights in respect of the shares of each class are as follows:

     SECOND. A majority of the Corporation's shareholders entitled to vote thereon voted in favor of the proposed amendments at a special meeting called and held upon notice in accordance with the provisions of Section 1067 of the Oklahoma General Corporation Act.

     THIRD. The amendment duly adopted in accordance with the provisions of
Section 1077 of the Oklahoma General Corporation Act.

     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its President and its Secretary this 31st day of December, 1996.

                                             /s/ J. LARRY NICHOLS
                                            ------------------------------------
                                            J. Larry Nichols, President

ATTEST:

 /s/ MARIAN J. MOON
------------------------------
Marian J. Moon, Secretary

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